Exhibit 99.1

Cross Country Healthcare Reports Second Quarter 2011 Results

BOCA RATON, Fla.--(BUSINESS WIRE)--August 3, 2011--Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $126.0 million in the second quarter ended June 30, 2011, a 3% increase sequentially from the first quarter of 2011 and a 7% increase from revenue of $117.8 million in the prior year quarter. Net income in the second quarter of 2011, which benefited from a lower than expected effective income tax rate due to discrete items, was $1.6 million, or $0.05 per diluted share, as compared to $1.2 million, or $0.04 per diluted share, in the same quarter of the prior year. Cash flow from operations for the second quarter of 2011 was $10.0 million.

For the six months ended June 30, 2011, the Company generated revenue of $248.1 million and net income of $1.8 million, or $0.06 per diluted share, which included the aforementioned discrete tax items. This compares to revenue of $239.2 million and net income of $2.3 million, or $0.07 per diluted share, in the first six months of the prior year. Cash flow from operations for the first six months of 2011 was $11.4 million.

“Our second quarter results highlight the continued recovery in the markets we serve as all four of our business segments produced revenue growth from the prior quarter. The strongest momentum was generated in our largest segment, nurse and allied staffing, of which the sequential improvement was seasonally atypical for us. Currently, the number of FTEs on contract in this segment is up more than 20% year-over-year,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc. “Additionally, due in large part to the broad-based resurgence in demand, the dynamics in our nurse and allied staffing business are much better than they were for the last several years. While our managed service provider (MSP) staffing service and staffing for electronic medical record implementations continue to be staples of our business, I am especially encouraged by the significant increase in demand from other accounts that have largely been dormant over the past few years. In fact, non-MSP clients currently account for a substantial majority of our open nurse staffing job orders, which provide our healthcare professionals with even more options to choose from. Said another way, success today is driven much more by supply than demand. And although we are in a supply constrained environment, this greater diversity in job orders should enable us to further improve our recruitment and retention of nurses,” he added.

“The gross profit margin for the Company as a whole declined 110-basis-points from the prior year quarter due primarily to higher housing costs in our nurse and allied staffing business along with the shift in mix of our consolidated revenue toward this faster growing, but lower margin segment. We expect that improving pricing trends in this segment will provide some margin relief later this year,” Mr. Boshart said.

Nurse and Allied Staffing

For the second quarter of 2011, the nurse and allied staffing business segment (travel and per diem nurse and allied health staffing) generated revenue of $68.3 million, reflecting a 2% sequential increase from the first quarter of 2011 and a 14% increase from the prior year quarter. The sequential and year-over-year increases were due to higher staffing volume. Contribution income (defined as income from operations before depreciation, amortization and corporate expenses not specifically identified to a reporting segment) was $5.6 million, a 12% increase sequentially from the first quarter of 2011 due primarily to higher revenue along with the normal seasonal reduction of payroll taxes. Contribution income decreased 1% year-over-year due to higher housing costs and higher SG&A expenses primarily associated with MSP-related activity, which more than offset the benefit from greater staffing volume.

Segment staffing volume increased 2% sequentially from the first quarter of 2011, and increased 14% from the prior year quarter. Travel staffing volume increased 2% on a sequential basis and increased 17% on a year-over-year basis. Per diem staffing volume increased 3% sequentially and 2% on a year-over-year basis. The average revenue per FTE per day for the second quarter of 2011 was $305, a decrease of 1% sequentially and a slight increase from the prior year. For travel nurse staffing, the average hourly bill rate increased slightly on a sequential basis and decreased slightly year-over-year.

For the first six months of 2011, segment revenue increased 9% to $135.1 million from $124.5 million in the same period a year ago, while contribution income decreased 5% to $10.6 million from $11.2 million in the prior year period.

Physician Staffing

For the second quarter of 2011, the physician staffing business segment generated revenue of $30.6 million, a 4% increase sequentially from the first quarter of 2011, but a 2% decrease from the prior year quarter. The sequential increase was due to higher staffing volume and a favorable shift in the mix of specialties. The year-over-year decrease reflected lower staffing volume that was partially offset by a favorable mix of higher bill-rate specialties. Contribution income was $2.9 million, a 5% increase sequentially due to higher revenue, but a 22% decrease year-over-year due to lower revenue in the current quarter and a favorable professional liability accrual adjustment in the prior year quarter. Physician staffing days filled for the second quarter of 2011 was 21,737 days, a 5% increase sequentially, but a 5% decrease from the prior year quarter. Revenue per day filled for the second quarter of 2011 was $1,408, a 1% decrease sequentially and a 4% increase year-over-year due to a shift in mix.

For the first six months of 2011, segment revenue decreased 4% to $60.0 million from $62.4 million in the same period a year ago, while contribution income decreased 14% to $5.7 million from $6.6 million in the prior year period.

Clinical Trial Services

For the second quarter of 2011, the clinical trial services segment generated revenue of $16.5 million, a 5% increase sequentially from the first quarter of 2011 and a 4% increase from the prior year quarter. The sequential and year-over-year improvement was due to higher staffing volume that was partially offset by lower bill rates. Staffing accounted for 95% of segment revenue. Contribution income was $1.6 million, a 20% increase sequentially due to higher staffing volume and improved operating leverage, but a 9% decrease year-over-year due primarily to lower permanent placement revenue.

For the first six months of 2011, segment revenue increased 4% to $32.1 million from $31.0 million in the same period a year ago, while contribution income decreased 13% to $2.8 million from $3.3 million in the prior year period.

Other Human Capital Management Services

For the second quarter of 2011, the other human capital management services business segment (education and training and retained search) generated revenue of $10.7 million, a 6% increase sequentially from the first quarter of 2011, but a 2% decrease from the prior year quarter. Segment contribution income was $0.9 million, a 143% increase sequentially and a 19% increase from the prior year quarter due to significant revenue and operating improvement in the retained search business offset by declines in the education and training business.

For the first six months of 2011, segment revenue decreased 2% to $20.8 million from $21.3 million in the same period a year ago, while contribution income decreased 26% to $1.3 million from $1.8 million in the prior year period.

Debt Outstanding and Credit Facility

During the second quarter of 2011, the Company reduced its debt by $1.9 million from the end of the prior quarter. At June 30, 2011, the Company had $50.0 million of total debt on its balance sheet and a debt, net of $16.0 million in cash and cash equivalents, to total capitalization ratio of 11.3%. At the end of the second quarter of 2011, the Company’s debt leverage ratio (as defined in its credit agreement) was 2.17 to 1, below the 2.50 to 1 maximum allowable ratio effective for the duration of the credit agreement.

Guidance for Third Quarter 2011

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, or significant legal proceedings. For the third quarter of 2011, the Company expects:

  Revenue to be in the $128.0 million to $130.0 million range.
  Gross profit margin to be approximately 27.0%.
  Adjusted EBITDA to be in the 4.5% to 5.0% range. Adjusted EBITDA, a non-GAAP financial measure, is defined in the accompanying financial statement tables.
  Earnings per diluted share to be in the range of $0.03 to $0.05.

Quarterly Conference Call

The Company will hold its quarterly conference call on Thursday, August 4, 2011, at 10:00 a.m. Eastern Time to discuss its second quarter 2011 financial results. The call will be webcast live and can be accessed online at www.crosscountryhealthcare.com or by dialing 888-972-6408 in the U.S. or 210-234-0087 from non-U.S. locations – Passcode: Cross Country. Replays of the call will be available through August 18th online at the same website address or by dialing 866-397-8265 in the U.S. or 203-369-0540 from non-U.S. locations – Passcode: 2011.

Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company’s performance as it excludes certain items that management believes are not indicative of the Company’s operating performance. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services offering a comprehensive suite of staffing and outsourcing services to the healthcare market that include nurse and allied staffing, physician staffing, clinical trial services and other human capital management services. The Company believes it is one of the top two providers of travel nurse and allied staffing services; one of the top four providers of temporary physician staffing (locum tenens) services; and a leading provider of clinical trial staffing services, retained physician search services and educational seminars specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,200 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations to provide its healthcare staffing and outsourcing solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at this website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and our other Securities and Exchange Commission filings made during 2011.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations (a)
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended					Six Months Ended
	June 30,					June 30,
	2011		2010		% Change	2011		2010		% Change

Revenue from services	$126,042		$117,837		7%	$248,088		$239,198		4%
Operating expenses:
Direct operating expenses	91,433		84,185		9%	180,503		171,913		5%
Selling, general and administrative expenses	29,475		27,322		8%	58,346		55,207		6%
Bad debt expense	(149)		(211)		(29%)	89		-		ND
Depreciation	1,804		2,221		(19%)	3,645		4,374		(17%)
Amortization	877		963		(9%)	1,842		1,924		(4%)
Total operating expenses	123,440		114,480		8%	244,425		233,418		5%
Income from operations	2,602		3,357		(22%)	3,663		5,780		(37%)
Other expenses (income):
Foreign exchange loss (gain)	6		(28)		NM	23		15		53%
Interest expense	722		1,168		(38%)	1,450		2,267		(36%)
Other income, net	(78)		(41)		90%	(161)		(84)		92%
Income before income taxes	1,952		2,258		(14%)	2,351		3,582		(34%)
Income tax expense	379		1,080		(65%)	571		1,269		(55%)
Net income	$1,573		$1,178		34%	$1,780		$2,313		(23%)

Net income per common share:
Basic	$0.05		$0.04		25%	$0.06		$0.07		(14%)
Diluted	$0.05		$0.04		25%	$0.06		$0.07		(14%)

Weighted average common shares outstanding:
Basic	31,148		31,041			31,126		31,025
Diluted	31,218		31,220			31,204		31,187

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA (b)
(Unaudited, amounts in thousands)

	Three Months Ended					Six Months Ended
	June 30,					June 30,
	2011		2010			2011		2010
Income from operations	$2,602		$3,357			$3,663		$5,780
Depreciation	1,804		2,221			3,645		4,374
Amortization	877		963			1,842		1,924
Equity compensation	832		682			1,476		1,244
Adjusted EBITDA (b)	$6,115		$7,223			$10,626		$13,322

Adjusted EBITDA Margin (b)	4.9%		6.1%			4.3%		5.6%

Cross Country Healthcare, Inc.
Condensed Consolidated Balance Sheets (a)
(Unaudited, amounts in thousands)

	June 30,		December 31,
	2011		2010
Assets
Current assets:
Cash and cash equivalents	$16,009		$10,957
Short-term cash investments	1,940		1,870
Accounts receivable, net	69,702		64,395
Deferred tax assets	12,193		11,801
Income taxes receivable	1,165		6,563
Prepaid expenses	6,712		6,530
Other current assets	556		649
Total current assets	108,277		102,765

Property and equipment, net	13,388		14,536
Trademarks, net	52,101		52,055
Goodwill, net	143,563		143,349
Other identifiable intangible assets, net	22,880		24,681
Debt issuance costs, net	1,659		2,112
Non-current deferred tax assets	2,485		2,484
Other long-term assets	1,525		1,676
Total assets	$345,878		$343,658

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$10,552		$7,944
Accrued employee compensation and benefits	15,566		14,641
Current portion of long-term debt	10,975		7,957
Other current liabilities	4,345		4,712
Total current liabilities	41,438		35,254
Long-term debt	38,988		45,556
Other long-term liabilities	16,176		16,839
Total liabilities	96,602		97,649

Commitments and contingencies

Stockholders' equity:
Common stock	3		3
Additional paid-in capital	244,151		243,005
Other comprehensive loss	(2,060)		(2,401)
Retained earnings	7,182		5,402
Total stockholders' equity	249,276		246,009
Total liabilities and stockholders' equity	$345,878		$343,658

Cross Country Healthcare, Inc.
Segment Data (c)
(Unaudited, amounts in thousands)

	Three Months Ended					Six Months Ended
	June 30,					June 30,
	2011	% of Total	2010	% of Total	% Change	2011	% of Total	2010	% of Total	% Change

Revenue from services:

Nurse and allied staffing	$68,271	54%	$59,817	51%	14%	$135,128	54%	$124,487	52%	9%
Physician staffing	30,603	24%	31,268	27%	(2%)	60,039	24%	62,410	26%	(4%)
Clinical trial services	16,485	13%	15,803	13%	4%	32,117	13%	30,974	13%	4%
Other human capital management services	10,683	9%	10,949	9%	(2%)	20,804	9%	21,327	9%	(2%)
	$126,042	100%	$117,837	100%	7%	$248,088	100%	$239,198	100%	4%

Contribution income (d)

Nurse and allied staffing (e)	$5,633		$5,709		(1%)	$10,644		$11,195		(5%)
Physician staffing	2,903		3,709		(22%)	5,665		6,591		(14%)
Clinical trial services	1,552		1,706		(9%)	2,844		3,284		(13%)
Other human capital management services	946		798		19%	1,336		1,816		(26%)
	11,034		11,922		(7%)	20,489		22,886		(10%)

Unallocated corporate overhead (e)	5,751		5,381		7%	11,339		10,808		5%
Depreciation	1,804		2,221		(19%)	3,645		4,374		(17%)
Amortization	877		963		(9%)	1,842		1,924		(4%)
Income from operations	$2,602		$3,357		(22%)	$3,663		$5,780		(37%)

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30,					June 30,
	2011		2010			2011		2010
Net cash provided by operating activities (in thousands) (a)	$10,003		$13,400			$11,376		$23,674

Nurse and allied staffing statistical data:
FTEs (f)	2,461		2,163			2,433		2,266
Days worked (g)	223,951		196,833			440,373		410,146
Average nurse and allied staffing revenue per FTE per day (h)	$305		$304			$307		$304

Physician staffing statistical data (i):
Days filled (j)	21,737		22,989			42,405		46,155
Revenue per day filled (k)	$1,408		$1,360			$1,416		$1,352

(a) Certain prior year data has been reclassified to conform to the current year's presentation.

(b) Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as income from operations before depreciation, amortization and non-cash equity compensation. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to income from operations as an indicator of operating performance. Management uses Adjusted EBITDA as one performance measure in its annual cash incentive program for certain members of its management team. In addition, management monitors Adjusted EBITDA for planning purposes, including compliance with its debt covenants. Adjusted EBITDA, as defined, closely matches the operating measure used in the Company's Debt Leverage Ratio and Minimum Fixed Charge Coverage Ratio as defined by its Credit Agreement. Management believes Adjusted EBITDA, as defined, is useful to investors when evaluating the Company's performance as it excludes certain items that management believes are not indicative of the Company's operating performance. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.

(c) Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(d) Defined as income from operations before depreciation, amortization and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.
(e) Certain 2010 segment data has been reclassified to conform to the 2011 presentation. During 2011, the Company refined its methodology for allocating certain corporate overhead expenses to its nurse and allied staffing segment to more accurately reflect this segment’s profitability.
(f) FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.
(g) Days worked is calculated by multiplying the FTEs by the number of days during the respective period.
(h) Average revenue per FTE per day is calculated by dividing the nurse and allied staffing revenue by the number of days worked in the respective periods. Nurse and allied staffing revenue also includes revenue from permanent placement of nurses.
(i) Beginning in the first quarter of 2011, the Company refined its statistical methodology related to its physician staffing metrics. Accordingly, historical 2010 quarterly data for these metrics have been revised to conform to the current year's presentation.
(j) Days filled is calculated by dividing the total hours filled during the period by 8 hours.
(k) Revenue per day filled is calculated by dividing the applicable revenue generated by the Company's physician staffing segment by days filled for the period presented.

ND - Not determinable
NM - Not meaningful

CONTACT:
Cross Country Healthcare, Inc.
Howard A. Goldman, 877-686-9779
Director/Investor & Corporate Relations
hgoldman@crosscountry.com